EXHIBIT 5.1

LAW OFFICES Ballard Spahr Andrews & Ingersoll, LLP 1225 17TH STREET, SUITE 2300 DENVER, COLORADO 80202-5596 303-292-2400 FAX: 303-296-3956 LAWYERS@BALLARDSPAHR.COM	BALTIMORE, MD PHILADELPHIA, PA SALT LAKE CITY, UT VOORHEES, NJ WASHINGTON, DC WILMINGTON, DE

May 17, 2006

St. Mary Land & Exploration Company

1776 Lincoln Street, Suite 700

Denver, Colorado 80203

Re:	Registration Statement on Form S-8 for Shares of Common Stock Issuable Under 2006 Equity Incentive Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to St. Mary Land & Exploration Company, a Delaware corporation (“St. Mary”), in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended, of a total of 2,600,225 shares of St. Mary common stock, par value $.01 per share (the “Shares”), issuable from time to time pursuant to awards granted under the St. Mary Land & Exploration Company 2006 Equity Incentive Compensation Plan (the “Plan”).

In connection therewith, we have examined, and relied upon the accuracy of factual matters contained in the Plan and originals and copies, certified or otherwise identified to our satisfaction, of such other agreements, documents, corporate records and instruments, and have made such examinations of law as we have deemed necessary for the purposes of the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures. We are also assuming that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued to participants pursuant to the terms of the Plan, and, upon the issuance of any of the Shares, the total number of shares of common stock of St. Mary issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of common stock that St. Mary is then authorized to issue under its certificate of incorporation.

Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to awards granted pursuant to the terms of the Plan and upon payment of the exercise or purchase price, if applicable, in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

St. Mary Land & Exploration Company

May 17, 2006

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that might occur or be brought to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP

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